Bear Stearns Series 2005-AQ2
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	18,858,738.53	1,033,710.66	295,817,261.47
A-2	0	417,253.45	123,906,000.00
A-3	0	262,921.77	76,542,000.00
M-1	0	104,265.27	29,516,000.00
M-2	0	93,490.82	26,354,000.00
M-3	0	66,344.44	18,623,000.00
M-4	0	102,638.90	27,759,000.00
M-5	0	43,311.06	11,596,000.00
M-6	0	50,356.61	11,947,000.00
M-7	0	43,316.20	9,839,000.00
M-8	0	31,463.39	7,027,000.00